SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) March 3, 2006

SILICON GRAPHICS, INC.

(Exact name of Registrant as Specified in Charter)

Delaware	001-10441	94-2789662
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1500 Crittenden Lane Mountain View, CA	94043-1351
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (650) 960-1980

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities

The following updates the disclosure in Item 2.05 of the Current Report on Form 8-K filed by Silicon Graphics, Inc. (the “Company”) on March 3, 2006. In its Form 8-K filing, the Company disclosed that it had begun to implement a restructuring plan with notifications to affected employees in North America and certain other locations on March 3, 2006.

In addition to the headcount reductions, the restructuring plan includes initiatives to implement operating asset write downs for fixed assets and demonstration units, excess product inventory, purchase commitments and contract cancellations associated with the end of production of existing Prism and Prism Deskside products and the cancellation of future Prism products and termination costs for vacating various leased facilities.

The company currently estimates that the total restructuring costs to be incurred in connection with these restructuring actions will be approximately $15 million (including cost of goods sold). Of this total, we estimate that approximately $10 million principally relates to severance benefits, approximately $4.5 million represents operating asset write downs for fixed assets and demonstration units, purchase commitments, contract cancellations and excess product inventory associated with the end of production of existing Prism and Prism Deskside products and the cancellation of future Prism products and that approximately $0.5 million relates to facilities charges. The estimate for excess product inventory of $1.5 million may be adjusted in the future depending upon the demand for the Prism product line through the end of production in the first quarter of fiscal 2007.

The Company’s financial results for the quarter ending March 31, 2006 reflected $8 million in restructuring charges for the new restructuring actions, primarily for severance benefits. The Company expects the majority of the remaining charges for severance benefits to be reflected in its financial results for the quarter ending June, 2006 and the restructuring to be principally completed by the end of the fiscal quarter ending December, 2006.

In addition to historical information, this Current Report on Form 8-K contains “forward-looking statements” within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. These statements involve risks and uncertainties that could cause the Company’s actual results to differ materially from the future results expressed or implied by the forward-looking statements. All statements other than statements of historical facts included in this Current Report on Form 8-K, including statements regarding the Company’s future financial position and results, are forward-looking statements. Factors that might cause such a difference in results include, but are not limited to: the effects of our chapter 11 filing; our ability to maintain adequate liquidity; our ability to obtain and maintain normal terms with customers, suppliers and service providers; our ability to continue as a going concern; our ability to operate pursuant to the terms of our credit agreement; our ability to obtain Bankruptcy Court approval and any other required approvals with respect to motions in the chapter 11 case prosecuted by us from time to time; our ability to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to our chapter 11 case; risks associated with third parties seeking and obtaining Bankruptcy Court approval to either terminate or shorten the exclusivity period that we have to propose and confirm one or more plans of reorganization; risks associated with third parties seeking and obtaining Bankruptcy Court approval to appoint a chapter 11 trustee; risks associated with third parties seeking and obtaining bankruptcy court approval to convert the chapter 11 filing to a chapter 7 filing; our ability to maintain contracts that are critical to our operation; our ability to conclude our exploration of strategic alternatives; risks associated with the volatility of our stock price; risks associated

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with the timely development, production and acceptance of new products and services; increased competition; dependence on third party partners and suppliers; the failure to achieve expected product mix and revenue levels; failure to manage costs and generate improved operating results and cash flows; failure to maintain compliance with debt covenants; and failure to maintain adequate cash resources for the operation of the business. Additionally, due to material uncertainties, it is not possible to predict the length of time we will operate under chapter 11 protection, the outcome of the proceeding in general, whether we will continue to operate under our current organizational structure, or the effect of the proceeding on our businesses and the interests of various creditors and security holders.

All information set forth herein is current as of the date of this Current Report on Form 8-K. The Company undertakes no duty to update any statement in light of new information or future events. For further information regarding risks and uncertainties associated with the Company’s business, please refer to the “Risk Factors” section of the Company’s SEC filings, including, but not limited to, its Form 10-Q for the quarter ended December 30, 2005.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Silicon Graphics, Inc.

Dated: May 8, 2006	By:	/s/ Kathy Lanterman
Kathy Lanterman
Senior Vice President , Chief Financial Officer & Controller

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